Exhibit 99.1

Catalyst Pharmaceuticals Appoints Mary Coleman as Vice President, Head of Investor Relations

CORAL GABLES, Fla., August 16, 2021 (GLOBE NEWSWIRE) – Catalyst Pharmaceuticals, Inc. (Catalyst) (Nasdaq: CPRX), a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing and commercializing novel high-quality medicines for patients living with rare diseases, today announced that Mary Coleman has been appointed to the newly created position of Vice President, Head of Investor Relations. This position will report to the Chief Executive Officer of Catalyst.

“We are delighted to welcome Ms. Coleman to the Catalyst team. Her extensive investor relations experience in the pharmaceutical industry and insights make her uniquely qualified to support our investor relations objectives,” said Patrick J. McEnany, Chairman and CEO of Catalyst. “In this newly created position, Ms. Coleman will play an instrumental role in developing and implementing our investor relations program as we continue to execute our growth strategy and elevate our profile among the investment community.”

Ms. Coleman added, “I am excited to join the Catalyst team, which has a profound commitment to developing novel medicines that address important needs for those patients living with rare diseases. I look forward to working with the team on communicating Catalyst’s growth strategy and enhance its profile to help deliver long-term value for shareholders.”

Ms. Coleman joins Catalyst with more than 20 years of investor relations and corporate communications experience in the biotechnology and specialty pharmaceutical industry. Ms. Coleman has held senior investor relations leadership positions with various publicly traded companies from early-stage to commercial-stage, leading the development and execution of the investor relations strategy to broaden and strengthen relationships with the investment community. She recently served as Vice President, Investor Relations at BioXcel Therapeutics and previously held the position of Head of Investor Relations at Jubilant Pharmaceuticals, Ltd., a global integrated pharmaceutical company where she served as a member of the company’s leadership team. Ms. Coleman received a B.A. degree from Bowling Green State University.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a commercial-stage, patient-centric biopharmaceutical company focused on in-licensing, developing and commercializing novel high-quality medicines for patients living with rare diseases. With exceptional patient focus, Catalyst is committed to developing a robust pipeline of cutting-edge, first- or best-in-class medicines for other rare diseases. Catalyst’s New Drug Application for Firdapse® (amifampridine) Tablets 10 mg for the treatment of adults with LEMS was approved in 2018 by the U.S. Food & Drug Administration (“FDA”), and Firdapse® is commercially available in the United States. Further, Canada’s national healthcare regulatory agency, Health Canada, approved the use of Firdapse® for the treatment of adult patients in Canada with LEMS.

Firdapse® is currently being evaluated in clinical trials for the treatment of MuSK-MG and has received Orphan Drug Designation from the FDA for myasthenia gravis.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including those factors described in Catalyst’s Annual Report on Form 10-K for fiscal year 2020 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website, or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media Contact David Schull Russo Partners (212) 845-4271 david.schull@russopartnersllc.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 420-3200 pmcenany@catalystpharma.com

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